IMMEDIATE RELEASE

Evans Bancorp Reports Second Quarter 2013 Net Income up 28.7%

HAMBURG, NY, July 25, 2013– Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2013.

HIGHLIGHTS OF THE 2013 SECOND QUARTER

•	Net income increased 28.7% to $1.9 million in the 2013 second quarter, or $0.46 per diluted share, from $1.5 million, or $0.36 per diluted share, in the second quarter of 2012.

•	Second quarter net interest income of $7.0 million increased 1.8% over the prior year period; Non-interest income grew 5.8% to $3.2 million, and represented 31.5% of total revenue.

•	Expense management drove 0.9% decrease in total non-interest expense from prior year period.

•	Loans increased 2.2% over the prior-year period and 3.5% from the trailing first quarter to $607.4 million; Annualized loan growth rate was 13.8%.

•	Return on average equity improved to 9.86% in the second quarter of 2013 compared with 8.33% in the prior year period.

Net income was $1.9 million in the second quarter of 2013, up 28.7% from net income of $1.5 million in the second quarter of 2012. The improvement in net income reflected a combination of higher net interest income, which resulted from growing interest earning assets, higher non-interest income, lower non-interest expense, and a $0.2 million year-over-year reduction in the provision for loan and lease losses. Return on average equity was 9.86% for the second quarter of 2013, compared with 8.33% in the second quarter of 2012.

For the six months ended June 30, 2013, Evans recorded net income of $3.7 million, or $0.89 per diluted share, a 3.5% decrease from net income of $3.9 million, or $0.94 per diluted share, in the same period in 2012. The return on average equity was 9.71% for the six-month period ended June 30, 2013, compared with 10.93% in the same period in 2012.

“We are off to a very strong start through the first half of the year, with results very close to last year, in which we had all-time record earnings. Loan balances have grown in the second quarter as we realized closings from the strong loan pipeline built earlier in the year,” said David J. Nasca, Evans Bank President & CEO. “Additionally, the company continues to benefit from increasing business activity, strong asset quality, and focused expense management.”

Net Interest Income

Net interest income was $7.0 million for the 2013 second quarter, up 1.8% when compared with the second quarter of 2012 and up 2.6% from the trailing first quarter of 2013. Growth in interest-earning assets drove the increase from the second quarter of 2012 and offset net interest margin contraction relative to the same period in prior year.

Net interest margin in the 2013 second quarter increased to 3.68%, compared with 3.63% in the trailing first quarter. Net interest margin was down from the 2012 second quarter rate of 3.85%. The reduction in net interest margin from prior year period is due to a 43 basis point decrease in the yield on interest-earning assets, offset by a 32 basis point decrease in pricing on Evans’ interest bearing liabilities.

The provision for loan and lease losses in the second quarter of 2013 was $80 thousand. The prior-year period had a provision of $301 thousand, and the trailing first quarter of 2013 had a provision of
$450 thousand. The lower provision in the quarter was the result of a reduction in reserve on one commercial real estate loan and improved historical charge-off performance.

Non-Interest Income

Non-interest income of $3.2 million was 31.5% of total revenue in the second quarter of 2013, up 5.8% compared with the prior-year period. Insurance agency revenue of $1.7 million was up $83 thousand, or 5.0%, from the 2012 second quarter, due mostly to increases in profit sharing. Service charges on deposits increased 15.8% to $506 thousand from the prior-year period as a result of growing commercial deposit transactional relationships which have historically higher fees. Compared with the first quarter of 2013, total non-interest income decreased by 2.9% mostly due to seasonal decreases in insurance revenue.

Non-Interest Expense

Total non-interest expense was $7.3 million in the second quarter of 2013, a decrease of 0.9% from the second quarter of 2012. Overall strong expense control drove these results. Personnel expenses, the largest expense item for the Company, was unchanged from the prior-year period. Also helping to reduce expenses were lower advertising and professional services expenses. Advertising was down $100 thousand, or 29.8%, compared with the second quarter of 2012 and professional services were
$87 thousand, or 15.3%, lower than the prior-year period.

As a result, the Company’s second quarter efficiency ratio decreased to 70.43% compared with 72.75% during the prior-year period.

Income tax expense for the quarter ended June 30, 2013, was $1.0 million, representing an effective tax rate of 33.2%, compared with an effective tax rate of 34.9% in the second quarter of 2012.

Balance Sheet Highlights

Total assets grew to $816.3 million at June 30, 2013, up 4.9% from $778.1 million on June 30, 2012, and down 0.9% from $823.7 million at the end of the 2013 first quarter. Loans were $607.4 million at June 30, 2013, an increase of 2.2% from $594.6 million at June 30, 2012, and up 3.5% from $587.2 million at March 31, 2013.

Investment securities were $99.3 million at June 30, 2013, up 1.1% from the end of the first quarter of 2013 and up 2.6% from $96.8 million as of the end of second quarter of 2012. Other assets increased $25.6 million over last year’s second quarter, the majority of which was in Fed Funds balances due to deposit growth outpacing loan growth.

Total deposits increased $38.5 million, or 5.9%, to $692.4 million at June 30, 2013, from $653.9 million at June 30, 2012, and decreased $5.9 million, or 0.8%, from the 2013 first quarter-end. The year-over-year growth was attributable to deposit increases in commercial demand deposits and consumer savings deposits. The Company’s Better Checking product (included in the NOW category), along with its complementary Better Savings product, continues to be successful in acquiring new customers, deepening existing relationships and increasing fee income. The decline from the first quarter of 2013 was due to seasonal outflows of municipal deposits.

Asset Quality

Net charge-offs (recoveries) to average total loans and leases ratio was (0.02%) for the second quarter of 2013, down from 0.30% in the second quarter of 2012 and down from 0.02% in the first quarter of 2013. The improved charge-off percentage remains below industry standards and reflects the Bank’s focus on maintaining strong credit fundamentals.

The ratio of non-performing loans and leases to total loans and leases increased to 2.21% at June 30, 2013, from 1.37% and 1.77% at March 31, 2013, and June 30, 2012, respectively. During the second quarter of 2013, there was a $5.4 million increase in non-performing loans and leases due mainly to one commercial real estate loan. The loan is well collateralized, and the Bank has active interest from other third parties.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.69% at June 30, 2013, compared with 1.73% at March 31, 2013, and 1.78% at the end of 2012 second quarter. The level of non-performing loans and leases increased, resulting in a decreased coverage ratio of 76.2% at June 30, 2013, compared with 126.4% at March 31, 2013 and 96.8% at June 30, 2012.

Gary A. Kajtoch, Executive Vice President and CFO commented, “Our non-performing loan balance went up significantly this quarter almost exclusively due to one commercial real estate loan which we had been monitoring. We are confident in the fundamentals of this credit and believe we have appropriate coverage.”

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.06% at June 30, 2013. Book value per share was $18.41 at June 30, 2013, compared with $18.26 at March 31, 2013, and $17.40 at June 30, 2012. Tangible book value per share at June 30, 2013 was $16.43, up 7.1% from the end of the second quarter of 2012 and up 1.0% from the first quarter of 2013.

Outlook

Mr. Nasca concluded, “Per our plans, net interest income growth continues to be complemented with a focus on growth in non-interest income revenue streams resulting from expanded business relationships with customers and prospects. Evans is able to expand these relationships by providing a customized set of services and solutions to uniquely meet customers’ needs and drive shareholder value.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $816 million in assets and $692 million in deposits at June 30, 2013. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 7 insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer		Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com		Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands except shares and per share data)

	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

ASSETS
Investment Securities	$99,329	$98,220	$95,807	$95,912	$96,802
Loans	607,442	587,157	581,283	596,176	594,569
Leases	337	929	1,612	2,440	3,355
Allowance for loan and lease losses	(10,259)	(10,154)	(9,732)	(10,208)	(10,658)
Goodwill and intangible assets	8,305	8,367	8,429	8,492	8,569
All other assets	111,120	139,195	132,277	106,496	85,486
Total assets	$816,274	$823,714	$809,676	$799,308	$778,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$132,820	$123,084	$123,405	$126,251	$116,231
NOW deposits	67,736	73,016	65,753	62,946	63,535
Regular savings deposits	379,782	391,739	380,924	375,859	365,875
Time deposits	112,076	110,461	108,910	107,674	108,279
Total deposits	692,414	698,300	678,992	672,730	653,920
Borrowings	34,872	37,113	42,441	39,411	40,185
Other liabilities	11,703	11,806	13,416	13,185	11,736
Total stockholders’ equity	$77,285	$76,495	$74,827	$73,982	$72,281

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,198,596	4,190,257	4,171,473	4,151,985	4,153,332
Book value per share	$18.41	$18.26	$17.94	$17.82	$17.40
Tangible book value per share	$16.43	$16.26	$15.92	$15.77	$15.34
Tier 1 leverage ratio	10.06%	9.87%	9.69%	9.71%	9.77%
Tier 1 risk-based capital ratio	14.17%	14.02%	13.41%	12.96%	12.92%
Total risk-based capital ratio	15.42%	15.28%	14.67%	14.22%	14.18%

ASSET QUALITY DATA
Total non-performing loans and leases	$13,456	$8,036	$8,229	$9,415	$11,008
Total net loan and lease charge-offs	(25)	28	346	459	433

Non-performing loans and leases/Total loans and leases	2.21%	1.37%	1.38%	1.53%	1.77%
Net loan and lease charge-offs (recoveries) /Average loans and leases	(0.02%)	0.02%	0.24%	0.31%	0.30%
Allowance for loans and leases to total loans and leases	1.69%	1.73%	1.67%	1.71%	1.78%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands except share and per share data)
	2013	2013	2012	2012	2012
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest income	7,993	7,956	8,409	8,309	8,289
Interest expense	991	1,130	1,309	1,364	1,408
Net interest income	7,002	6,826	7,100	6,945	6,881
Provision for loan and lease losses	80	450	(129)	9	301
Net interest income after provision	6,922	6,376	7,229	6,936	6,580

Deposit service charges	506	482	498	487	437
Insurance service and fee revenue	1,726	1,999	1,604	1,774	1,643
Bank-owned life insurance	129	113	120	118	134
Other income	853	716	1,060	837	824
Total non-interest income	3,214	3,310	3,282	3,216	3,038

Salaries and employee benefits	4,225	4,289	4,083	4,778	4,229
Occupancy	738	816	776	679	645
Repairs and maintenance	187	178	213	210	177
Advertising and public relations	236	124	214	119	336
Professional services	480	454	463	356	567
Technology and communications	340	291	337	320	276
Amortization of intangibles	62	62	63	77	105
FDIC insurance	165	138	130	118	139
Other expenses	824	724	926	699	848
Total non-interest expenses	7,257	7,076	7,204	7,356	7,323

Income before income taxes	2,879	2,610	3,307	2,796	2,295
Income tax provision	956	794	1,185	660	800
Net income	$1,923	$1,816	$2,122	$2,136	$1,495

PER SHARE DATA
Net income per common share-diluted	$0.46	$0.43	$0.51	$0.51	$0.36
Cash dividends per common share	$0.00	$0.00	$0.24	$0.22	$0.00
Weighted average number of diluted shares	4,219,428	4,210,595	4,180,578	4,177,567	4,156,868

PERFORMANCE RATIOS
Return on average total assets	0.94%	0.89%	1.05%	1.07%	0.77%
Return on average stockholders’ equity	9.86%	9.55%	11.33%	11.60%	8.33%
Efficiency ratio	70.43%	69.20%	68.78%	71.64%	72.75%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2013	2013	2012	2012	2012
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$585,431	$575,953	$585,453	$590,200	$574,639
Investment securities	100,027	98,120	101,135	99,347	101,053
Interest bearing deposits at banks	74,617	78,426	63,797	48,619	39,198
Total interest-earning assets	760,075	752,499	750,385	738,166	714,890
Non interest-earning assets	60,814	61,314	58,617	57,776	58,261
Total Assets	$820,889	$813,813	$809,002	$795,942	$773,151

NOW	69,698	67,836	62,245	62,283	60,472
Regular savings	356,616	359,434	355,327	352,378	336,798
Muni-Vest savings	28,916	21,348	28,991	21,792	26,821
Time deposits	111,615	110,209	108,447	108,179	109,170
Total interest-bearing deposits	566,845	558,827	555,010	544,632	533,261
Other borrowings	36,704	43,693	41,948	39,883	40,619
Total interest-bearing liabilities	603,549	602,520	596,958	584,515	573,880

Demand deposits	128,369	122,359	124,741	124,590	115,033
Other non-interest bearing liabilities	10,991	12,857	12,408	13,186	12,471
Stockholders’ equity	77,980	76,077	74,895	73,651	71,766

Total Liabilities and Equity	$820,889	$813,813	$809,002	$795,942	$773,151

YIELD/RATE

Loans and leases, net	4.97%	5.04%	5.26%	5.13%	5.23%
Investment securities	2.68%	2.80%	2.74%	2.93%	2.98%
Interest bearing deposits at banks	0.24%	0.09%	0.09%	0.12%	0.15%
Total interest-earning assets	4.21%	4.23%	4.48%	4.50%	4.64%

NOW	0.49%	0.67%	1.05%	1.03%	0.99%
Regular savings	0.29%	0.35%	0.46%	0.54%	0.57%
Muni-Vest savings	0.22%	0.28%	0.30%	0.29%	0.30%
Time deposits	1.62%	1.63%	1.70%	1.67%	1.80%
Total interest-bearing deposits	0.57%	0.64%	0.76%	0.81%	0.86%
Other borrowings	1.97%	2.20%	2.45%	2.59%	2.58%
Total interest-bearing liabilities	0.66%	0.75%	0.88%	0.93%	0.98%

Interest rate spread	3.55%	3.48%	3.60%	3.57%	3.66%
Contribution of interest-free funds	0.13%	0.15%	0.18%	0.19%	0.19%
Net interest margin	3.68%	3.63%	3.78%	3.76%	3.85%